EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SANDFORD D. SMITH APPOINTED TO AEGERION PHARMACEUTICALS’ BOARD OF DIRECTORS

Cambridge, MA, December 20, 2011—Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), an emerging biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat severe lipid disorders, announced today the appointment of Sandford D. Smith to its Board of Directors, effective January 1, 2012. Mr. Smith will also serve as a member of the Audit Committee. The Board also announced today the resignation of Alison Kiley as a Director, effective January 1, 2012.

Mr. Smith was previously Executive Vice President and President International Group for Genzyme Corporation (Genzyme), where he was a member of the company’s Executive Committee. As President of the International Group, Mr. Smith grew Genzyme’s offshore revenue to 65 percent of Genzyme’s nearly $5 billion revenues.

During his tenure, Mr. Smith was responsible for the successful global launch of 12 new products in various therapeutic categories, including rare diseases. Mr. Smith joined Genzyme in 1996, and served as Vice President and General Manager of Genzyme International and President of Genzyme Specialty Therapeutics before being named to his most recent position. Following Sanofi’s acquisition of Genzyme in April of 2011, Mr. Smith was responsible for the integration of Genzyme’s international business into the Sanofi global organization.

Prior to joining Genzyme, Mr. Smith was President and Chief Executive Officer at Repligen Corporation. Under his leadership, Repligen completed several secondary stock offerings, raising more than $100 million, and established important partnerships with Merck, Eli Lilly, Gillette, and Centocor/Johnson & Johnson. He also held several international leadership positions within Bristol Myers Squibb.

Mr. Smith has served as a Director on a number of boards of both public and private healthcare companies, including Ariad Pharmaceuticals, NVenta and BioBehavioral Diagnostics. He currently is a member of the Board of Trustees of Brigham and Women’s Hospital in Boston.

“Sandy’s global biopharmaceutical industry experience, in particular in rare disease markets, is a major value-add to Aegerion during the process of building our global commercial capabilities,” commented David Scheer, Chairman of the Board. “In addition to his commercial accomplishments across a broad range of specialty therapeutic areas, he has a proven track record of successful financial and partnering strategies that have significantly increased shareholder value. We look forward to his contributions to the Board and to the company.”

Mr. Scheer continued, “We would also like to thank Alison Kiley, who has been an early investor, an important contributor to the company during its emerging growth phase, and has served as a highly respected member of our Board.”

About Aegerion Pharmaceuticals, Inc.

Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR) is an emerging biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat severe lipid disorders. The Company’s lead product, lomitapide, is in Phase III clinical development. Lomitapide is initially being developed to treat patients with a rare genetic lipid disorder called homozygous familial hypercholesterolemia, or HoFH. The Company also plans to initiate a clinical program for lomitapide to treat patients with a severe genetic form of hypertriglyceridemia called familial chylomicronemia (FC).

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Private Securities Litigation Reform Act of 1995, including statements regarding the ongoing development and potential for future commercialization of the Company’s product candidates. The forward-looking statements in this release do not constitute guarantees of future performance. These statements are neither promises nor guarantees, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our history of operating losses; our potential need for additional capital to fund operations and develop our product candidates; uncertainties associated with the clinical development and associated regulatory filings of our product candidates, including the risk that our regulatory filings may not be accepted by the applicable regulatory authorities or that such acceptance may be delayed, the risk that our product candidates may not be approved for any indication, or if approved, the risk that the finally approved definition of the targeted patient populations for our product candidates may be narrower than we expect; risks associated with undesirable side effects experienced by some patients in clinical trials for our product candidates; risks associated with our lack of sales and marketing experience; the highly competitive industry in which we operate; risks associated with our intellectual property rights and the extent to which such intellectual property rights protect our product candidates; the risk that third parties may allege that we infringe their intellectual property rights or that we have failed to comply with the provisions of our in-license agreements; risks associated with our reliance on third parties, in particular clinical research organizations and contract manufacturers; risks associated with our ability to recruit, hire and retain qualified personnel; risks associated with our reliance on certain key personnel; and risks associated with volatility in our stock price as a newly public company. Existing and prospective investors are cautioned not to place undue reliance on these forward-

looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by the Company, see the disclosure contained in the Company’s public filings with the Securities and Exchange Commission, including the Company’s most recent Quarterly Report on Form 10-Q under the heading “Risk Factors” and available on the SEC’s website at http://www.sec.gov.

CONTACT:

Aegerion Pharmaceuticals, Inc. Corporate Mark Fitzpatrick, CFO +1 (617) 500-6235	LaVoie Group, Inc. Investors & Media Amanda Murphy +1 (978) 745-4200 x107 amurphy@lavoiegroup.com